UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Portola Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Portola Pharmaceuticals, Inc., a Delaware corporation. The meeting will be held on Thursday, June 13, 2019 at 9:00 a.m. local time at Portola’s Headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the Board of Directors’ nominees, Laura Brege, Scott Garland and Hollings Renton, to hold office as Class III Directors until the 2022 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in this Proxy Statement.

The record date for the Annual Meeting is April 17, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Thursday, June 13, 2019 at 9:00 a.m. local time at Portola’s Headquarters at

270 E. Grand Avenue, South San Francisco, CA 94080.

The proxy statement and annual report to stockholders

are available at www.astproxyportal.com/ast/18320

By Order of the Board of Directors

John B. Moriarty, Jr.

Executive Vice President, General Counsel and Secretary

South San Francisco, California

April 19, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a valid proxy issued in your name from that record holder.

PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Portola Pharmaceuticals, Inc. (also referred to as “we,” “us,” “Portola,” and the “Company”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 23, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 13, 2019 at 9:00 a.m. local time at our headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 68,018,098 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 17, 2019 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on April 17, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from the record holder.

What am I voting on?

There are three matters scheduled for a vote:

Proposal 1: Election of three Board nominees named in this proxy statement to serve as Class III directors for a three-year term;

Proposal 2: Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

Proposal 3: Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect nominees to the Board you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

• In Person: To vote in person, come to the Annual Meeting. Ballots will be available.

•     By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•     By Telephone: To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 12, 2019 to be counted.

•     Via the Internet: To vote through the internet, go to www.voteproxy.com and follow the on-screen instructions or scan this QR code with your smartphone. Your internet vote must be received by 11:59 p.m., Eastern Time on June 12, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 17, 2019.

What happens if I do not vote?

If you are a stockholder of record (your shares are registered in your name) and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our General Counsel and Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone proxy, internet proxy or ballot is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 13, 2020, to our General Counsel and Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue,

South San Francisco, CA 94080 and otherwise in accordance with the procedures set forth in our Bylaws. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on February 13, 2020, and no later than the close of business on March 13, 2020. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including different notice submission date requirements in the event our annual meeting for 2020 is held more than 30 days before or 30 days after June 13, 2020.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as an “Against” vote. Broker non-votes will have no effect on Proposals 2 or 3, and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•

Proposal No. 1. For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•

Proposal No. 2. Advisory approval of the compensation of the Company’s named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal No. 3. To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 68,018,098 shares outstanding and entitled to vote. Thus, the holders of 34,009,050 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2019. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our directors are encouraged to attend our Annual Meeting of Stockholders, either in person or telephonically. All of our directors attended our 2018 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Laura A. Brege, age 61, has served as a member of our Board since January 2015. Since April 2018, Ms. Brege has served as Senior Advisor to BridgeBio Pharma, a clinical-stage biopharmaceutical company focused on genetic diseases. From September 2015 to June 2018, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC, a private healthcare advisory and consulting company focused on innovative personalized medicine. From September 2012 to July 2015, Ms. Brege served as Chief Executive Officer and President of Nodality, Inc., a company focused on innovative personalized medicine. From June 2006 to December 2011, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, including Executive Vice President and Chief Operating Officer. From 1999 to 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm. Prior to Red Rock, she served as Senior Vice President and Chief Financial Officer at COR Therapeutics, a biopharmaceutical company. Ms. Brege currently serves as a member of the Boards of Directors of Acadia Pharmaceuticals, Inc., Dynavax Technologies, Inc., HLS Therapeutics and Pacira Pharmaceuticals, Inc. During the past five years, Ms. Brege also served on the Boards of Directors of Delcath Systems, Inc. and Aratana Therapeutics, Inc. Ms. Brege holds a B.A. from Ohio University and an M.B.A. from the University of Chicago. We believe that Ms. Brege’s industry background, including her extensive experience as an officer of public biotechnology companies and her past financial experience and current knowledge of financing trends, position her to make an effective contribution to our Board, Audit Committee and Commercial Advisory Committee.

Mr. Garland, age 50, has served as our President and Chief Executive Officer and a member of our Board since October 2018. Prior to Portola, Mr. Garland served as President of Relypsa Inc., a biopharmaceutical company, from April 2017 to September 2018, and as Senior Vice President and Chief Commercial Officer from October 2014 to April 2017. From October 2011 to October 2014, Mr. Garland served as Executive Vice President and Chief Commercial Officer of Exelixis, Inc., a biopharmaceutical company focused on developing and commercializing cancer treatments. From April 2002 to October 2011, Mr. Garland held positions at Genentech, Inc., a biopharmaceutical company, most recently serving as Vice President of Genentech’s Avastin® franchise, where he led the U.S. sales and marketing efforts for the drug. Prior to that position, he served as Vice President, Hematology Marketing and Sales, overseeing the Rituxan® franchise and as a Marketing Director on the Tarceva® franchise. From July 1997 to April 2002, Mr. Garland held several positions within the sales and marketing division of Amgen, Inc., a biotechnology company, and from July 1991 to July 1995, he served as a professional sales representative at

Merck & Co., Inc, a biopharmaceutical company. Mr. Garland serves on the Board of Directors of Karyopharm Therapeutics, Inc., a public clinical-stage pharmaceutical company. Mr. Garland holds an M.B.A. from Duke University’s Fuqua School of Business and a B.S. from California Polytechnic University (San Luis Obispo). Because of Mr. Garland’s extensive knowledge of the pharmaceutical industry and our competitors, we believe he is able to make valuable contributions to our Board.

Hollings C. Renton, age 72, has served as a member and the Chairman of our Board since March 2010. Mr. Renton retired as Chairman of the Board of Directors of Onyx Pharmaceuticals, a biopharmaceutical company, in March 2008, where he also served as the President and Chief Executive Officer from 1993 and as a director from 1992. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation, a biotechnology company. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991, as Chief Operating Officer from 1987 to 1990, and as Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves as a member of the Boards of Directors of AnaptysBio, Inc. and Zymeworks Inc. During the past five years, Mr. Renton also served on the Boards of Directors of Kythera Biopharmaceuticals Inc., Rigel Pharmaceuticals, Inc., and Cepheid Inc. Mr. Renton holds a B.S. in Mathematics from Colorado State University and an M.B.A. from the University of Michigan. Because of Mr. Renton’s extensive experience building successful biotechnology companies and commercializing drug products, we believe he is able to bring valuable insights to our Board, Compensation Committee, Nominating and Corporate Governance Committee and Commercial Advisory Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Jeffrey W. Bird, M.D., Ph.D., age 58, has served as a member of our Board since November 2003. Since July 2003, Dr. Bird has been a Managing Director of Sutter Hill Ventures, a venture capital firm. Prior to that time, Dr. Bird was an executive at Gilead Sciences for ten years managing areas including global commercialization.  Dr. Bird currently serves as a member of the Board of Directors of Forty Seven, Inc. During the last five years, Dr. Bird also served on the Boards of Directors of Threshold Pharmaceuticals, Inc. and Horizon Pharma Public Limited Company. Dr. Bird also served as CEO of Verinata Health, a commercial stage diagnostics product company. Dr. Bird holds a B.S. in Biological Sciences from Stanford University and a Ph.D. in Cancer Biology and an M.D. from Stanford Medical School. Because of Dr. Bird’s experience in medicine and biology, and because of his experience investing in life science companies and serving as an executive at biopharmaceutical companies, we believe he is able to bring important insights to our Board, Audit Committee and Research and Development Advisory Committee.

John H. Johnson, age 61, has served as a member of our Board since March 2014. From July to November 2018, Mr. Johnson served as an interim executive officer of Portola and as Chair of the Board’s Transition Committee, pending the Company’s selection of Mr. Garland as our Chief Executive Officer. Mr. Johnson is currently Chief Executive Officer and a Director of Melinta Therapeutics, Inc., a biopharmaceutical company. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation, a biopharmaceutical company, and its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the Board of Directors of Savient Pharmaceuticals, Inc., a pharmaceutical company. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of the Oncology Unit of Eli Lilly, a pharmaceutical company. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s Board of Directors until it was acquired by Eli Lilly in November 2008. Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit from 2005 to August 2007, President of its Ortho Biotech Products LP and Ortho Biotech Canada unit from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., Ortho-McNeil Pharmaceutical Corporation and Pfizer, Inc., a pharmaceutical company. Mr. Johnson is the former chairman of Tranzyme Pharma, Inc. Mr. Johnson currently serves as a member of the Board of

Directors of Melinta Therapeutics Inc., and is chairman of Strongbridge Biopharma plc, a biopharmaceutical company. In the past five years, Mr. Johnson previously served on the Boards of Directors of AVEO Oncology, Histogenics Corporation and Sucampo Pharmaceuticals, Inc. Mr. Johnson holds a bachelor’s degree from East Stroudsburg University of Pennsylvania. Because of Mr. Johnson’s history of management and board experience in several public life science companies, we believe he is able to bring financial expertise to our Board, Compensation Committee, Nominating and Corporate Governance Committee and Commercial Advisory Committee.

H. Ward Wolff, age 70, has served as a member of our Board since November 2007. From December 2007 and until his retirement in March 2017, Mr. Wolff served as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biopharmaceutical company. From July 2006 until its restructuring in August 2007, Mr. Wolff served as the Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc., a biopharmaceutical company. From September 2004 until it merged with Amgen Inc. in April 2006, Mr. Wolff was Senior Vice President, Finance and Chief Financial Officer of Abgenix, Inc., a biopharmaceutical company. Prior to joining Abgenix, Inc., Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and Chief Financial Officer of DoubleTwist, Inc., a life sciences company. Mr. Wolff began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves as a member of the Boards of Directors of Calithera Biosciences, Inc. and Sunesis Pharmaceuticals, Inc. Mr. Wolff holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School. Because of Mr. Wolff’s management experience in several public companies, we believe he is able to bring financial expertise to our Board and Audit Committee.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Dennis M. Fenton, Ph.D., age 67, has served as a member of our Board since February 2015. Dr. Fenton is the owner and CEO of Fenton and Associates, a biotechnology consulting firm. From 1982 to 2008, Dr. Fenton held numerous positions at Amgen, Inc. From 2000 until 2008, Dr. Fenton was Executive Vice President responsible for worldwide operations, manufacturing, process development and quality. From 1995 until 2000, Dr. Fenton was Senior Vice President of Operations, and from 1992 until 1995, he was Senior Vice President of Sales, Marketing and Process Development. Prior to his time at Amgen, Dr. Fenton served as Senior Research Scientist at Pfizer, and previously was a research associate and graduate student at Rutgers University. Dr. Fenton currently serves as a member of the Boards of Directors of Sienna Biopharmaceuticals Inc., and AnaptysBio Inc. Dr. Fenton is also a member of the Board of Trustees of Keck Graduate Institute. During the past five years, Dr. Fenton also served on the Boards of Directors of Pfenex Inc., XenoPort, Inc., Dendreon Corporation, and Kythera Biopharmaceuticals, Inc. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. Because of Dr. Fenton’s extensive experience in development, operations and biologics manufacturing, we believe he is able to make valuable contributions to our Board, Compensation Committee and Research and Development Advisory Committee.

David C. Stump, M.D., age 69, has served as a member of our Board since September 2015. Dr. Stump was most recently Executive Vice President, Research and Development at Human Genome Sciences, Inc., a biopharmaceutical company, serving there from November 1999 until December 2012. From 1989 to 1999, Dr. Stump held various roles at Genentech, most recently as Vice President, Clinical Research, and was named a Genentech Fellow in 1996. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Dr. Stump is a member of the Boards of Directors of Regenxbio, Inc., Sunesis Pharmaceuticals, Inc. and MacroGenics, Inc., and was a member of the Board of Directors of Dendreon Corporation within the past five years.  Dr. Stump is also a member of the Board of Trustees of Earlham College. Dr. Stump is board certified in Internal Medicine, Hematology and Medical Oncology, and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He holds an A.B. from Earlham College and an M.D. from Indiana University, followed by residency and fellowship training in internal medicine, hematology and oncology, and biochemistry at the University of Iowa, then by further postgraduate training in hemostasis and thrombosis at the University of Leuven, Belgium. Because of Dr. Stump’s extensive medical and scientific background and business and executive experience in the life sciences industry, we believe he is able to make valuable contributions to our Board, Nominating and Corporate Governance Committee and Research and Development Advisory Committee.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Portola, our senior management and our independent auditors, and a review of Mr. Johnson’s service as an interim executive officer during a portion of 2018 as permitted under Nasdaq regulations, the Board has affirmatively determined that all directors other than Mr. Garland are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Portola.

Mr. Garland is not an independent director by virtue of his position as our President and Chief Executive Officer.

Board Leadership Structure

The Board has appointed Mr. Renton Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Lead Independent Director

If the Chairman of the Board is an independent director, the Board may designate the Chairman as the Lead Independent Director. If the Chairman is not independent, the Board will designate one of the independent directors as the Lead Independent Director. The Lead Independent Director would serve until replaced by the Board. The Lead Independent Director would establish the agenda for meetings of the independent directors, preside over meetings of the independent directors, preside over any portions of meetings of the Board evaluating the performance of the Board, coordinate the activities of the other independent directors and perform such other duties the Board may establish or delegate. As Mr. Renton is an independent director, we have not designated a Lead Independent Director of our Board.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial and cybersecurity risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, overseeing our Corporate Compliance Program, and periodically reviews our governance principles, Code of Conduct, and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board has standing in-person meetings on a quarterly basis, and meets otherwise as necessary. The Board met 10 times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2018 for each of these Board committees. In addition, the Board has established two advisory committees – the Commercial Advisory Committee and the Research and Development Advisory Committee. In addition, during 2018 the Board established a Transition Committee chaired by Mr. Johnson to select a President and Chief Executive Officer.

Name	Audit	Compensation	Nominating and Corporate Governance
Scott Garland
Hollings C. Renton		X	X(1)
Laura A. Brege	X
Dennis M. Fenton, Ph.D.		X(3)
Charles J. Homcy, M.D.(2)
Jeffrey W. Bird, M.D., Ph.D.	X
John H. Johnson		X(1)(3)	X(1)(3)
David C. Stump, M.D.			X
H. Ward Wolff	X(1)
Total meetings in fiscal 2018	8	11	5

(1)	Committee Chairperson
(2)	In March 2019, Dr. Homcy resigned from the Board.
(3)

From July to November 2018, Mr. Johnson served as an interim executive officer of the Company. During this period, he resigned as a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee, and Mr. Fenton served as Chair of the Compensation Committee. In November 2018, Mr. Johnson was reappointed as a member of the Nominating and Corporate Governance Committee and as a member and Chair of the Compensation Committee.

Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Dr. Bird, Ms. Brege and Mr. Wolff, each of whom satisfies the independence requirements under The Nasdaq Global Select Market listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The chairperson of our Audit Committee is Mr. Wolff, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the consolidated financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the consolidated financial statements to be included in the Company’s quarterly reports on Form 10-Q and Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules related to accounting, financial reporting and auditing, and the Company’s Code of Conduct, including reviewing and approving related-party transactions. The Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial and cybersecurity risk exposures and the steps taken by management to monitor and control these exposures.

The Audit Committee also has other responsibilities set forth in the written Audit Committee charter adopted by the Board, which is available on our website at www.portola.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received from the Auditors written disclosures regarding the Auditors independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the Auditors, the Auditors independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The foregoing report has been furnished by the Audit Committee.

H. Ward Wolff
Jeffrey W. Bird, M.D., Ph.D.
Laura Brege

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Portola under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Dr. Fenton, Mr. Johnson and Mr. Renton, each of whom our Board has determined to be independent under The Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our Compensation Committee is Mr. Johnson.

The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management, including executive officers; reviews and administers our executive succession plans; and administers the Company’s stock plans. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Chief Executive Officer does not provide evaluations or recommendations with respect to his own performance or compensation. The Compensation Committee also reviews and recommends to the Board the type and amount of compensation to be paid to non-employee directors.

The Compensation Committee also has other responsibilities set forth in the written Compensation Committee charter adopted by the Board, which is available on our website at www.portola.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once a quarter and with greater frequency during the first quarter of the year or when greater frequency of meetings is otherwise necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, the Compensation Committee continued to retain Radford as an independent compensation consultant. The Compensation Committee requested that Radford evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In addition, as part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of these independent compensation consultants as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees, except for Mr. Johnson who served as an interim executive officer from July to November 2018. None of our executive officers currently serves or in the prior three years has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Johnson, Mr. Renton and Dr. Stump, each of whom our Board has determined to be independent under the Nasdaq listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Renton.

Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee is responsible for:

•	recommending to our Board and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;
•	overseeing and reviewing our processes and procedures to provide information to our Board and its committees;
•	reviewing and recommending to our Board any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee is also responsible for reviewing periodically and evaluating director performance on our Board and its applicable committees. The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on our website at www.portola.com.

On March 20, 2019, Dr. Charles Homcy, M.D. retired from our Board.  The Committee and the Board, believing it in the best interest of the Company and its stockholders, agreed to reduce the size of the Board to eight members in order to eliminate the vacancy created by Dr. Homcy’s resignation.  The Board also agreed to commence a process to identify and evaluate potential director candidates, and authorized the Committee and management to engage a professional search firm to support the search.  As part of a best corporate governance practice, the Company has an active and ongoing dialogue with stockholders and is seeking investor feedback and input into this Board search process in light of Dr. Homcy’s March 2019 retirement.

The Nominating and Corporate Governance Committee believes that candidates for director should generally have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Candidates for director nominees are reviewed in the context of the current composition of the Board, the current and future operating requirements of the Company and the long-term interests of stockholders. The Nominating and Corporate Governance Committee also intends to consider such factors as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company and the Board during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, the determination of which is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the

Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: General Counsel and Corporate Secretary, 270 E. Grand Avenue, South San Francisco, CA 94080 no earlier than the close of business on February 13, 2020, and no later than the close of business on March 13, 2020. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Advisory Committees

Commercial Advisory Committee

Our Commercial Advisory Committee consists of Messrs. Johnson and Renton and Ms. Brege. The chairperson of our Commercial Advisory Committee is Mr. Johnson. The Commercial Advisory Committee serves our Board of Directors in an advisory capacity only and reviews our strategy, practices and policies that relate to commercial activities including pricing, market opportunities and competitive landscape.

Research and Development Advisory Committee

Our Research and Development Advisory Committee consists of Drs. Bird, Stump and Fenton. The Research and Development Advisory Committee serves our Board of Directors in an advisory capacity only and reviews our development strategies and investments in our current and future product candidates including existing and potential partnerships to ensure alignment with our overall corporate strategy.

Stockholder Communications with the Board of Directors

We regularly and proactively engage with our stockholders and strive to ensure that the views of all stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chair or the Chair of any committee, please send your communication to our General Counsel and Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080, who will forward all appropriate communications as requested.

Code of Conduct

We have adopted the Portola Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at www.portola.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has documented the governance practices followed by the Company by adopting the Portola Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed on our website at www.portola.com.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2018, certain information with respect to the compensation of all non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1) (2)	Stock Awards ($) (1) (2)	Total ($)
Jeffrey W. Bird, M.D., Ph.D.	65,500		140,497	128,430	334,427
Laura A. Brege	65,500		140,497	128,430	334,427
Dennis M. Fenton, Ph.D.	66,867		140,497	128,430	335,794
Charles J. Homcy, M.D. (3)	70,000		140,497	128,430	338,927
John H. Johnson	307,987	(4)	140,497	128,430	576,913
Hollings C. Renton	103,500		140,497	128,430	372,427
David C. Stump, M.D.	60,500		140,497	128,430	329,427
H. Ward Wolff	70,000		140,497	128,430	338,927

(1)

The amounts in this column reflect the aggregate grant date fair value of each stock and option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Represents (a) an annual grant of an option to purchase 6,000 shares of our common stock and (b) 3,000 time vested restricted stock units that were granted to such director on June 8, 2018, each under our 2013 Equity Incentive Plan and non-employee director compensation policy.

(3)	In March 2019, Dr. Homcy resigned from the Board.
(4)	This amount includes $225,000 of compensation earned as an interim executive officer from July to November 2018.

Our Board has adopted a non-employee director compensation policy, effective for all of our non-employee directors, pursuant to which we compensate our non-employee directors with a combination of cash and equity. This policy was last amended in March 2018. Under this policy, non-employee directors are entitled to receive the following cash compensation:

•	Each non-employee director will receive an annual $50,000 retainer for service on the Board, paid quarterly.
•	The chairperson of our Board will receive an additional annual $25,000 retainer, paid quarterly.
•

The chairperson of our Audit Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Audit Committee will receive an annual cash retainer of $10,000, paid quarterly.

•

The chairperson of our Compensation Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Compensation Committee will receive an annual cash retainer of $8,000, paid quarterly.

•

The chairperson of our Nominating and Corporate Governance Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000, paid quarterly.

•

The chairperson of our Research and Development Advisory Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Research and Development Advisory Committee will receive an annual cash retainer of $5,500, paid quarterly.

•

The chairperson of our Commercial Advisory Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Commercial Advisory Committee will receive an annual cash retainer of $5,500, paid quarterly.

In addition, newly elected directors will receive an initial grant of an option to purchase 12,000 shares of our common stock and a grant of 6,000 restricted stock units, and continuing directors will receive an annual grant of an option to purchase 6,000 shares of our common stock and a grant of 3,000 restricted stock units. Initial option grants vest, subject to continuous service, on a monthly basis for the 36-month period following the grant. Initial restricted stock unit grants vest annually over a three-year period. Annual option grants vest on a monthly basis for the 12-month period following the grant. Annual restricted stock unit grants vest on March 1st of the year following the date of grant.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers, or “NEOs”, as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis section of this proxy statement, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests, consistent with current market practices. Compensation of our NEOs is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Highlights of our executive compensation program include:

•

Emphasis on Pay for Performance. Our Compensation Committee is focused on ensuring that a significant portion of the total compensation awarded to our NEOs is aligned with the long-term performance of our Company, and for 2018, the percentage of target variable compensation for these executives ranged from approximately 80% to 90% of total compensation.  In addition to our performance-based annual cash incentive program, we have included performance stock units in the mix of equity awards granted to the NEOs.

•

No Guaranteed Employment or Future Compensation Guarantees. Although we have signed offer letter agreements with each of our NEOs, all of these letter agreements provide for “at will” employment, and none of these letter agreements provides any guarantees relating to salary increases or the amounts of any annual incentive awards or long-term equity awards.

•

No Single Trigger Change of Control Benefits. We have entered into Executive Severance Benefits Agreements with our NEOs that require a termination of employment in order to be eligible to receive severance benefits in connection with a change in control (commonly referred to as “double-trigger” change in control benefits).  We do not provide for benefits that are payable solely due to the occurrence of a change in control (commonly referred to as “single trigger” change in control benefits).

•	No “Golden Parachute” Excise Tax Gross-Ups. We do not provide “golden parachute” excise tax gross-ups to any of our NEOs.

•	No Pensions. We do not provide a defined benefit pension plan to any of our NEOs.

•

Perquisites. We generally do not provide perquisites to our NEOs, other than those of the type offered to other company employees, such as relocation benefits for certain new hires, and a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

•

Policy Against Hedging and Pledging. Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock and does not provide for exceptions from this rule.

•

Independent Compensation Consultant and Compensation Committee. Our Compensation Committee engages its own compensation consultant, which the Committee has determined to be independent of management pursuant to relevant SEC rules.  Executive compensation decisions are made by our Compensation Committee, which is made up of independent Board members.

•

Risk Analysis. We have completed a formal risk assessment process and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•	No Backdating. Stock options are never backdated or issued with below-market exercise prices.

•

Stock Ownership Guidelines. In 2018, we adopted robust stock ownership guidelines for our directors, NEOs and other executive officers, as discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement.

•

Recoupment Policy. In 2018, we adopted a recoupment policy pursuant to which the Company may recover cash-based and equity-based incentive compensation from executive officers following certain financial restatements, as discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s NEOs as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes the next scheduled say-on-pay vote will be at the 2020 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and December 31, 2017, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year ended
	2018	2017
	(in thousands)
Audit Fees	$2,594	$1,938
All Other Fees	2	2
Total Fees	$2,596	$1,940

Audit Fees: Consists of fees associated with the annual audit of our consolidated financial statements, the reviews of our interim condensed consolidated financial statements, accounting and financial reporting consultations, and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

All Other Fees: Consists of fees paid to Ernst & Young LLP for access to an online research database.

We did not incur any other fees in 2018 and 2017. All fees described above were pre-approved by the Audit Committee.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If Ernst & Young LLP renders services other than audit services to the Company, the Audit Committee will determine whether the rendering of these services is compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding our executive officers as of April 19, 2019. Biographical information for our Chief Executive Officer Mr. Garland is included above with the Director biographies under the caption “Election of Directors.”

Name	Age	Position
Scott Garland	50	President, Chief Executive Officer
Mardi C. Dier	55	Executive Vice President, Chief Financial and Business Officer
John T. Curnutte, M.D., Ph.D.	67	Executive Vice President, Research and Development
Sheldon Koenig	53	Executive Vice President and Chief Commercial Officer
John B. Moriarty, Jr., J.D.	51	Executive Vice President, General Counsel and Secretary
Glenn Brame	62	Executive Vice President, Chief Technical Operations Officer
Ernie Meyer	55	Executive Vice President, Chief Human Resources Officer

Mardi C. Dier has served as our Executive Vice President and Chief Financial Officer since August 2006. From June to August 2018, Ms. Dier also served as our interim Co-President and in November 2018 she was designated our Chief Business Officer. From June 2003 to July 2006, Ms. Dier served as Vice President of Investor Relations at Chiron Corporation, a biopharmaceutical company. From 1994 to 2001, Ms. Dier served as a Director, Investment Banking at Prudential Securities, Inc., a securities firm. Ms. Dier previously served as a supervising senior accountant at the audit department of KPMG LLP, an accounting firm, from 1986 to 1990. Since October 2017, Ms. Dier has served as a Director, and member of the audit committee, of Adamas Pharmaceuticals, Inc., a biopharmaceutical company. Ms. Dier holds a B.S. in Biology from Stanford University and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

John T. Curnutte, M.D., Ph.D., has served as our Executive Vice President of Research and Development since February 2011. From June to August 2018, Dr. Curnutte also served as our interim Co-President. Since August 2017, Dr. Curnutte has served as a member of the Board of Directors of Pliant Therapeutics, Inc., a human therapeutics company. From May 2015 to June 2016, Dr. Curnutte served as a member of the Board of Directors of Diadexus, Inc., a medical diagnostics company. From April 2010 to January 2011, Dr. Curnutte served as an independent consultant. From May 2008 to March 2010, Dr. Curnutte served as the Chief Executive Officer of 3-V Biosciences, Inc., a biotechnology company. From September 2000 to May 2008, he served as President of Schering-Plough Biopharma, a biopharmaceutical subsidiary of Schering-Plough Corporation, and Senior Vice President of Discovery Research at Schering Plough Research Institute, a pharmaceutical and healthcare company. From August 1993 to September 2000, Dr. Curnutte held various senior management positions at Genentech, Inc. Dr. Curnutte was an adjunct clinical professor of pediatrics at the Stanford University School of Medicine and a member of the medical staff from 1993 to 2013. Dr. Curnutte holds an A.B. in Biochemistry and Molecular Biology from Harvard University and an M.D. and a Ph.D. in Biological Chemistry from Harvard Medical School.

Sheldon Koenig has served as our Executive Vice President and Chief Commercial Officer since January 2019. Prior to joining the Company, from 2015, Mr. Koenig served as senior vice president and head of the cardiovascular franchise for Sanofi where he led U.S. business operations and global product launches in more than 20 countries. From 2009 to 2015, he served as vice president and global brand leader for the cardiovascular division of Merck & Co, Inc. where, for more than 25 years, he took on roles of increasing responsibility within Merck’s cardiovascular and thrombosis franchises. He has significant overall experience in primary care, specialist and hospital markets as well as business development and licensing. Mr. Koenig holds a B.S. from Drexel University and an M.B.A. from Monmouth University.

John B. Moriarty, Jr., J.D., has served as our Executive Vice President, General Counsel and Secretary since March 2018. Mr. Moriarty served as Executive Vice President and General Counsel of Alexion Pharmaceuticals, Inc. from September 2014 to February 2018, and served as Senior Vice President and General Counsel of Alexion from December 2012 to September 2014. He has served on the board of trustees for the American Kidney Fund since 2015. From March 2010 to December 2012, Mr. Moriarty served as General Counsel and Chief Legal Officer at Elan Corporation plc, an Irish public limited company traded on the New York and Irish Stock Exchanges, and also served as a member of Elan’s Executive Management team. From December 2008 to March 2010, Mr. Moriarty served as Senior Vice President of Law, Litigation and Commercial Operations at Elan. From 2002 to 2008, Mr. Moriarty held various positions with Amgen, Inc., including Executive Director and Associate General Counsel, Global Commercial Operations - Amgen Oncology and Senior Counsel, Complex Litigation, Products Liability and Government Investigations. Between 1994 and 2002, Mr. Moriarty served in various capacities in private legal practice focused on healthcare and as a healthcare fraud prosecutor in the U.S. Attorney’s Office and the Virginia Attorney General’s Office. Mr. Moriarty holds a B.A., with distinction, from the University of Virginia and a J.D., cum laude, from the University of Georgia School of Law.

Glenn Brame served as our Senior Vice President of Technical Operations from June 2018 and was promoted to Executive Vice President of Technical Operations in February 2019. Mr. Brame served as Vice President of Supplier and Contract Manufacturing Excellence for Genentech since 2016. During his tenure at Genentech, Mr. Brame also served as Vice President of Global Product Quality from 2013 to 2016. Previously, Mr. Brame was Senior Vice President of Technical Development and Operation for Chiron Corporation and, upon its acquisition, Novartis. Earlier in his career, Mr. Brame held positions at Baxter BioScience where he served as both General Manager and Quality Site Head for large scale manufacturing plants. Mr. Brame holds a B.S. from North Carolina State University and an M.B.A. from Delta State University.

Ernie Meyer has served as our Executive Vice President, Chief Human Resources Officer since August 2018. Mr. Meyer joined Portola from Celgene, Inc., where he spent more than 13 years in positions of increasing scope and responsibility. Since January 2016, Mr. Meyers served as Executive Vice President of Human Resources and Corporate Services and from November 2014 to January 2016, he served as Senior Vice President. Prior to joining Celgene, Mr. Meyer held various global rewards leadership roles at Motorola and The Travelers Insurance Company. Mr. Meyer holds a B.S. in Business Management with a concentration in Management Information Systems from Widener University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies and practices for our NEOs. Our NEOs for 2018 were:

•	Scott Garland, our President and Chief Executive Officer;
•	Mardi C. Dier, our Executive Vice President, Chief Financial and Business Officer;
•	John T. Curnutte, M.D., Ph.D., our Executive Vice President, Research and Development;
•	John B. Moriarty, Jr., J.D. our Executive Vice President, General Counsel and Secretary;
•	Glenn Brame, our Executive Vice President, Chief Technical Operations Officer;
•	Ernie Meyer, our Executive Vice President and Chief Human Resources Officer; and
•	William Lis, our former President and Chief Executive Officer.

This CD&A should be read in conjunction with the compensation tables below, which provide a detailed view of compensation paid to our NEOs in 2018.

2018 Expansion and Evolution of the Executive Team

On June 3, 2018, our then-President and Chief Executive Officer, William Lis, notified our Board of his decision to retire as the Company’s Chief Executive Officer and a member of the Board, effective August 1, 2018.  During the period prior to August 1, 2018, he remained our Chief Executive Officer.  Mr. Lis entered into a letter agreement pursuant to which he will provide transition and consulting services to the Company from August 1, 2018 through June 30, 2020.

Dr. Curnutte and Ms. Dier were appointed as interim Co-Presidents of the Company as of June 3, 2018. Effective October 8, 2018, the Board appointed Mr. Garland President and Chief Executive Officer, and Dr. Curnutte and Ms. Dier ended their respective roles as Interim Co-Presidents.

In addition, we hired the following new NEOs in 2018

•	John B. Moriarty, Jr., J.D. joined us as our Executive Vice President, General Counsel and Secretary on March 12, 2018;
•

Glenn Brame joined us as our Senior Vice President, Technical Operations on June 25, 2018 (and was subsequently promoted to Executive Vice President, Chief Technical Operations Officer in January 2019); and

•	Ernie Meyer joined us as our Executive Vice President and Chief Human Resources Officer on August 20, 2018.

The compensation arrangements and agreements entered into in connection with these executive additions and the retirement of Mr. Lis are described in more detail in this CD&A.

Executive Summary

2018 Expansion

During 2018, we achieved several important milestones, and refocused our business strategy to support a strong launch of Andexxa®, including the following:

•Received approval from the U.S. Food and Drug Administration (FDA) of Andexxa for Gen 1 and Gen 2 manufacturing processes.
•	Received $100 million royalty financing milestone payment in connection with the FDA approval of Andexxa.
•	First commercial launch of Andexxa, with second quarter revenues of $2.2 million, third quarter revenues of $7.7 million and fourth quarter revenues of $14.0 million.
•	Released two phases of interim results from ongoing cerdulatinib Phase 2a study, and received Orphan Drug Designation from the FDA for cerdulatinib.
•	First commercial launch of Bevyxxa® (betrixaban), the first and only anticoagulant for hospital and extended duration prevention of venous thromboembolism (VTE) in acutely ill medical patients.

Many of these milestones were achieved during a time during which there was a significant evolution of our executive team, as discussed in more detail above.

Compensation Practices Reflecting Sound Corporate Governance

During 2018, we designed our executive compensation policies and practices to reflect sound corporate governance, including in the following ways:

•

Emphasis on Pay for Performance. Our Compensation Committee is focused on ensuring that a significant portion of the total compensation awarded to our NEOs is aligned with the long-term performance of our Company, and for 2018, the percentage of target variable compensation for these executives ranged from approximately 80% to 90% of total compensation.  In addition to our performance-based annual cash incentive program, we have included performance stock units in the mix of equity awards granted to the NEOs.

•

No Guaranteed Employment or Future Compensation Guarantees. Although we have signed offer letter agreements with each of our NEOs, all of these letter agreements provide for “at will” employment, and none of these letter agreements provides any guarantees relating to salary increases or the amounts of any annual incentive awards or long-term equity awards.

•

No Single Trigger Change of Control Benefits. We have entered into Executive Severance Benefits Agreements with our NEOs that require a termination of employment in order to be eligible to receive severance benefits in connection with a change in control (commonly referred to as “double-trigger” change in control benefits).  We do not provide for benefits that are payable solely due to the occurrence of a change in control (commonly referred to as “single trigger” change in control benefits).

•	No “Golden Parachute” Excise Tax Gross-Ups. We do not provide “golden parachute” excise tax gross-ups to any of our NEOs.

•	No Pensions. We do not provide a defined benefit pension plan to any of our NEOs.

•

Perquisites. We generally do not provide perquisites to our NEOs, other than those of the type offered to other company employees, such as relocation benefits for certain new hires, and a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

•

Policy Against Hedging and Pledging. Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock and does not provide for exceptions from this rule.

•

Independent Compensation Consultant and Compensation Committee. Our Compensation Committee engages its own compensation consultant, which the Committee has determined to be independent of management pursuant to relevant SEC rules.  Executive compensation decisions are made by our Compensation Committee, which is made up of independent Board members.

•

Risk Analysis. We have completed a formal risk assessment process and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•	No Backdating. Stock options are never backdated or issued with below-market exercise prices.

•	Stock Ownership Guidelines. In 2018, we adopted robust stock ownership guidelines for our directors,

NEOs and other executive officers, as discussed in more detail in this CD&A.

•

Recoupment Policy. In 2018, we adopted a recoupment policy pursuant to which the Company may recover cash-based and equity-based incentive compensation from executive officers following certain financial restatements, as discussed in more detail in this CD&A.

2018 Say on Pay Results – Overwhelming Support

We held a stockholder advisory vote on executive compensation in 2018, commonly referred to as a “say-on-pay vote,” which resulted in overwhelming approval by over 97% of our stockholders voting on the advisory proposal. We take the views of our stockholders seriously, and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our stockholders.  As such, we have continued and strengthened the performance-based nature of our compensation program.  In 2015, our stockholders included their approval of the Board and management recommendation that we solicit a say-on-pay vote on an annual basis.  Our Board of Directors has adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting.  A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2021.

Philosophy and Objectives of Our Executive Compensation Program

Our goal is to build a research and development driven commercial stage biopharmaceutical company that significantly advances the fields of thrombosis (blood clots) and other hematologic conditions and diseases. This mission drives our compensation philosophy, and achieving this mission requires that we attract, motivate and retain a highly talented team of executives. Our culture is performance-driven, and variable compensation is an important feature of our overall compensation program.

Our executive compensation program is designed to align the compensation of our executive officers with business objectives which we believe will drive stockholder value, and to incentivize our executive officers to achieve these results. Our Compensation Committee believes that it is critical that our executive management team works together to achieve these goals, and as a result, our compensation philosophy also seeks to provide internal equity and promote cooperation among executives and across the company. In addition, because our headquarters is located in the San Francisco Bay Area, our executive compensation program must also be highly competitive not only with our pharmaceutical and biotechnology peers, but also with other sectors, especially technology, with which we compete for executive talent.  Further, following our recent receipt of a positive opinion from the Committee for Medicinal Products for Human Use (CHMP), a committee of the European Medicines Agency (EMA), for OndexxyaTM we continue to prepare for the potential 2019 launch of Ondexxya in Europe. We will continue to analyze the skills and talents needed as we transition into a global commercial stage company, and will periodically evaluate the compensation programs that will best serve our related recruiting and retention needs.

To achieve these objectives, our Compensation Committee has designed our executive compensation program to contain short- and long-term components, cash and equity, and fixed and variable payments, in proportions that it believes are the most appropriate to incentivize and reward our executive officers for achieving our business objectives.  By providing competitive compensation packages that will attract and retain talented executive officers, as well as highly-skilled employees at other levels, we believe that stockholder value will be enhanced over the long term.

Roles and Responsibilities in the Decision-Making Process

Role of the Compensation Committee. Our Compensation Committee operates pursuant to a charter, available on our website, which outlines its specific authority and responsibilities. The Compensation Committee oversees the compensation policies, plans and programs for all of our employees generally, and reviews and individually approves the compensation for our officers, including our executive officers.

In making its executive compensation determinations, the Compensation Committee receives input from its independent compensation consultant, as well as recommendations from management, although no member of management is present or participates in decisions regarding his or her own compensation.

As described below, for purposes of setting 2018 base salaries and bonus opportunities, our Compensation Committee received input, including competitive compensation data, from Radford (which is part of Aon Hewitt Company), an independent compensation consulting firm engaged by the Compensation Committee.

Role of the Compensation Committee’s Independent Consultant.  In late 2013, our Compensation Committee selected Radford as its compensation consultant, based on Radford’s status as a leading provider of compensation intelligence and consulting services to companies in the life sciences and technology sectors.

For 2018, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

•	updating the list of peer companies we use to assess executive compensation;
•	assessing the competitiveness of our executive compensation program against our peer companies as to salary, incentives, and equity; and
•	advising the Compensation Committee with respect to non-employee director pay as well as equity program review and terms and conditions for the performance-based awards granted to our NEOs.

In addition, we participated in the Radford compensation survey, which is used to support decisions around executive pay, and Radford also assisted us with the valuation of the performance stock units discussed in more detail below.  Total Radford fees, including the survey and valuation services, represent less than 1% of Radford’s total revenue.  The Compensation Committee has analyzed whether the work of Radford as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines.  Based on its analysis, the Compensation Committee determined that Radford's work does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Role of the President and Chief Executive Officer.  The Chief Executive Officer makes recommendations to the Compensation Committee regarding the setting of performance objectives for the Company. After the Company’s objectives are established, the Chief Executive Officer works with each NEO to determine how his or her respective function(s) will contribute to the overall annual and long-term goals of the Company. To this end, at the beginning of each fiscal year, the Chief Executive Officer establishes goals and objectives with each NEO that are designed to advance his or her functional areas, while promoting achievement of overall corporate performance goals. At the conclusion of each fiscal year, the Chief Executive Officer evaluates the actual performance of each NEO via our performance management process and recommends appropriate salary adjustments and incentive awards to the Compensation Committee via our compensation review process. While our Compensation Committee solicits the recommendations of our President and Chief Executive Officer, the Committee uses these recommendations as only one factor in making compensation decisions, together with the market data and analyses provided by Radford and other information. No NEO participates in portions of any meetings during which decisions are made regarding his or her own compensation. The final salary adjustments and incentive awards to NEOs are approved solely by the Compensation Committee.

Role of Management. Members of our management, including our Chief Executive Officer, Chief Financial and Business Officer, Chief Human Resources Officer and our General Counsel, assist the Compensation Committee by providing information on corporate performance as well as recommendations on financial metrics and targets to be used under our incentive compensation programs.

Peer Companies and Use of Market Data. We compare our executive officer compensation programs to those of a group of peer companies. In late 2017, based on recommendations from Radford, the Committee selected a group of companies to use for comparison purposes with respect to our executive compensation programs for 2018. These companies were generally selected from among publicly-traded pharmaceutical companies in hub biotechnology markets with between 100 and 750 employees, in both late-stage pre-commercial companies and early-stage commercial companies, with market capitalizations between $1 billion and $10 billion, and revenue generally under $500 million. The table below lists the companies that the Compensation Committee selected to be our peer group companies for 2018. As compared with our 2017 peer group Adler BioPharmaceuticals, Cempra, Enanta Pharmaceuticals, Epizyme, Kite Pharma, Merrimack Pharmaceuticals, Novavax, OncoMed Pharmaceuticals, Ophthotech, and PTC Therapeutics were removed, due to not meeting one of the parameters above or due to having been acquired, while Alnylam Pharmaceuticals, Exelixis, Ionis Pharmaceuticals, Ironwood Pharmaceuticals, Nektar Therapeutics, Sarepta Therapeutics, and Seattle Genetics were added to the 2018 peer group.

ACADIA Pharmaceuticals	Ironwood Pharmaceuticals
Agios Pharmaceuticals	Juno Therapeutics
Alnylam Pharmaceuticals	Nektar Therapeutics
Amicus Therapeutics	Neurocrine Biosciences
bluebird bio	Prothena
Clovis Oncology	Puma Biotechnology
Dermira	Sarepta Therapeutics
Exelixis	Seattle Genetics
FibroGen	TESARO
Intercept Pharmaceuticals	Ultragenyx Pharmaceutical
Ionis Pharmaceuticals

Our Compensation Committee finds comparative data from our peer group to be a useful reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our Compensation Committee uses a range of peer group data for each position, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Elements and Analysis of NEOs Compensation

The compensation program for our NEOs consists of the following elements, each of which serves a different function, as described in more detail below:

•	base salary;
•	annual cash incentive compensation; and
•	long-term equity incentive awards.

Our NEOs are also eligible to receive severance and change in control-related benefits in certain qualifying instances, as discussed in more detail below, and to participate in the employee benefit programs that we make available to our other salaried employees, including medical, dental and vision care coverage, life and disability insurance, flexible spending accounts, employee stock purchase plan, and a 401(k) plan. Participation for our NEOs in these employee benefit programs is on the same terms and conditions as they are made available to our other salaried employees. We do not provide any defined benefit pension or retirement plan to our employees.

Base Salary. We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salaries are typically set based on level and responsibilities, as well as experience, skill and competitive market conditions. Historically, we have not applied specific formulas to determine changes in base salary. Rather, the base salaries of our NEOs (other than our Chief Executive Officer) have been reviewed on an annual basis by our Chief Executive Officer and our Compensation Committee based on their experience with respect to setting salary levels, supplemented by market data and assessments of the performance of the NEOs, as well as in light of available budgets. The base salary of our Chief Executive Officer is reviewed by our Compensation Committee annually.

In January 2018, our Compensation Committee approved salary increases for our NEOs for 2018. The salary increases for our Chief Executive Officer and other NEOs were generally consistent with the level of merit increases provided to other company officers.

Mr. Lis’ base salary was increased from $550,000 to $592,350; Dr. Curnutte’s base salary was increased from $445,571 to $461,116; and Ms. Dier’s base salary was increased from $427,222 to $460,000.

During the time that they served as interim Co-Presidents (from June 3, 2018 to October 8, 2018), Dr. Curnutte and Ms. Dier were each paid a temporarily increased base salary of $592,350.  At the end of this period, their salaries reverted to their prior levels.

In November 2018, our Compensation Committee approved a salary increase for Ms. Dier from $460,000 to $505,000 in order to better reflect her increased responsibilities as Chief Business Officer and considering then-current market data for her position.

The following chart sets forth these changes in salary for the NEOs discussed above.

Name	2017 Salary ($)	Initial 2018 Salary ($)	Co-President Salary ($)	Salary October 2018 ($)	Salary at End of 2018 ($)
Mardi C. Dier	427,222	460,000	592,350	460,000	505,000
John T. Curnutte, M.D., PhD.	445,571	461,116	592,350	461,116	461,116
William Lis	550,000	592,350	n/a	n/a	n/a

Each of the other NEOs were provided with base salary at the level set forth in his negotiated offer letter: for Mr. Garland, $625,000; for Mr. Moriarty, $500,000; for Mr. Brame, $400,000; and for Mr. Meyer, $420,000.

Annual Cash Incentive Compensation. Our NEOs are eligible to receive annual cash incentive awards, with the target bonus opportunity determined as a percentage of their base salary. We established this program in order to incentivize our executives to achieve short-term financial and business objectives, and to ensure that our pay program remains competitive with that of our peers, thus facilitating our ability to attract, motivate and retain the talent needed to drive stockholder value. In addition, it provides a significant element of variable compensation, which reflects our “pay for performance” culture. 2018 Annual Cash Incentives were paid in 2019 based on 2018 performance.

For 2018, the Compensation Committee set the target bonus opportunity for our Chief Executive Officer at 70% of his base salary, at 45% of base salary for our Executive Vice Presidents named above and at 40% for our Senior Vice President named above. These target bonus opportunity levels were the same as in 2017.

During the time that they served as interim Co-Presidents (from June 3, 2018 to October 8, 2018), Dr. Curnutte and Ms. Dier were each eligible to earn a target bonus of 70% of the base salary in effect for that time period.  At the end of this period, their target bonuses reverted to prior levels.  As such, the bonuses for Dr. Curnutte and Ms. Dier were calculated separately for each portion of the year based on the base salary and target bonus percentage then in effect.

In December 2017, our Board approved the Company’s 2018 operating plan, which included operational and financial goals that our Compensation Committee used to design our annual incentive compensation program.  The goals set forth related to the achievement of key milestones, including product development, regulatory approvals and product commercialization, as well as certain financial goals and the implementation of corporate governance programs.

Based on our fiscal year performance in 2018, the Compensation Committee determined that the Company achieved 70 percent of its target financial and non-financial goals.  Among our key accomplishments in 2018: 1) total revenues of $40.1 million; 2) U.S.  Food and Drug Administration approval of Andexxa in May, and the subsequent approval on December 31st of the Andexxa Generation 2 manufacturing process, allowing for broad commercial launch in the U.S.; 3) the successful completion of two commercial manufacturing campaigns for Gen 2, providing enough Andexxa to support demand in the U.S. and in Europe; and 4) the completion of other key strategic programs.  The Compensation Committee also noted the extraordinary efforts of the NEOs to achieve these significant corporate results while also managing the transitions associated with the retirement of Mr. Lis and the addition of several new NEOs during 2018.  The annual incentive compensation targets and payments shown below with respect to Messrs. Garland, Moriarty, Brame, and Meyer are pro-rated to reflect their partial year of employment. The bonuses for Ms. Dier and Dr. Curnutte reflect the various base salaries and target bonus levels that were in effect over the course of the year for those executives, as described in more detail above.

Name	Target 2018 Annual Incentive Compensation ($)	Percentage of Achievement on 2018 Goals	Annual Incentive Compensation Paid for 2018 Performance ($)
Scott Garland	$100,600	70%	$70,400
Mardi C. Dier	282,600	70%	197,800
John T. Curnutte, M.D., Ph.D.	279,600	70%	195,700
John Moriarty	181,800	70%	127,300
Glenn Brame	83,300	70%	58,300
Ernie Meyer	69,400	70%	48,600
William Lis	414,600	70%	290,200

Long-Term Equity Incentive Compensation. We have established a long-term equity incentive program to align the interests of our executives with those of our stockholders and to incentivize our executives to achieve long-term corporate objectives. In addition, our Compensation Committee believes that a competitive long-term incentive program is a critical tool in attracting, motivating and retaining the talent needed to achieve our strategic objectives and grow stockholder value. Our Compensation Committee also considers the vesting conditions on these awards to serve an important retention function for our NEOs.

Equity grants for 2018 were made by the Board to our NEOs in early 2018 or at the time of hire for new hires, and the terms of these awards, including vesting schedules, are described in more detail in the table entitled “Grants of Plan-Based Awards.”

•

Stock Options.  For 2018, we continued to grant a portion of equity awards to our NEOs as stock options, as shown in more detail in the chart below. The number of stock options awarded to each NEO was determined based on the Compensation Committee’s assessment of a number of factors, including the role and responsibility of the NEO, external market data, and the expected contribution of the executive to future results. The Compensation Committee also takes into account the value of the NEO’s equity holdings and previously-granted equity awards in determining these awards, but does not directly increase or decrease future awards based on these other holdings.

•

Restricted Stock Units.  For 2018, we continued to grant a portion of equity awards to NEOs as time-vested restricted stock units, as shown in more detail in the chart below. Our Compensation Committee views restricted stock unit awards as an important retention tool, as they are subject to vesting over a three-year period, subject to continuous service with us, and provide a more reliable return when our stock experiences volatility than stock options.

•

Performance Stock Units.  For 2018, we continued to grant a portion of equity awards to our NEOs as performance-vested restricted stock units, as shown in more detail in the chart below.  The performance stock units granted in 2018 are to vest as follows: (a) one half of 40% of the shares subject to the performance stock units will vest upon the Compensation Committee’s certification of the achievement of Andexxa Gen 2 approval, including a decision for commercialization prior to March 31, 2019, with the remaining one half to vest one year from such certification date, and (b) one half of the other 60% of the shares subject to the performance stock units will vest upon the Committee’s certification of the achievement of certain revenue goals, with the remaining one half to vest one year from the certification date. Messrs. Garland, Moriarty, Brame and Meyer did not receive this award as they were not employed by the Company at the time of grant.

Name	Number of Shares Subject to Stock Option	Number of Shares Subject to Restricted Stock Unit Award	Number of Shares Subject to Performance Stock Unit Award
Scott Garland	250,000	125,000	—
Mardi C. Dier	42,500	10,625	10,625
John T. Curnutte, M.D., Ph.D.	35,000	8,750	8,750
John Moriarty	125,000	25,000	—
Glenn Brame	87,500	25,000	—
Ernie Meyer	87,500	30,000	—
William Lis	100,000	25,000	25,000

Certification of Performance Stock Unit Vesting for 2017 Awards

For performance stock units granted in 2017 to Mr. Lis, Ms. Dier and Dr. Curnutte, half of the performance stock units were to vest upon the date of the Compensation Committee’s certification (the “Certification Date”) of regulatory approval of andexanet alfa in either the United States or European Union (the “Andexanet Regulatory Approval”) if received in 2017, with the remaining 50% to vest on the first anniversary of the Certification Date.  If such Andexanet Regulatory Approval was not received in 2017, then instead 37.5% of the units will become vested upon the Certification Date if Andexanet Regulatory Approval was received in 2018, with the remaining 37.5% to vest on the first anniversary of the Certification Date.  Because Andexanet Regulatory Approval did not occur in 2017, only 75% of the total number of performance stock units granted in 2017 continued to be eligible to vest and 25% of the total number of performance stock units were forfeited.  This vesting criteria and the subsequent partial forfeiture continue to demonstrate that we take seriously the principal of pay for performance, and that we align the interests of our executives with those of our stockholders. The Compensation Committee certified andexanet alfa’s FDA approval in May 2018. As a result, half of the performance stock units that remained outstanding vested at that time, with the remainder to vest in May 2019.

Name	PSUs Granted in 2017	Forfeited	Vesting at Certification Date (May 2018)	Vesting on One-Year Anniversary of Certification Date (May 2019)
Mardi C. Dier	15,625	3,907	5,859	5,859
John T. Curnutte, M.D., PhD.	12,500	3,125	4,687	4,688
William Lis	34,375	8,594	12,890	12,891

Employee Benefits and Perquisites

Broad-Based Employee Benefits. Our NEOs are eligible to participate in the same employee benefit plans and programs generally available to our other U.S. salaried employees, including medical, dental and vision care coverage, life and disability insurance, flexible spending accounts, employee stock purchase plan and a 401(k) plan. Under the 401(k) plan, we provide a matching contribution of up to 50% of the participating employee’s contribution, which is limited to 6% of such employee’s annual compensation, as defined in the plan, subject to IRS limits. We offer these benefits because they are consistent with those provided by our peer companies, and we believe that offering them is necessary to attract and retain high quality employees.

Perquisites. We did not provide perquisites to our NEOs in 2018, other than a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

Severance Benefits

We have entered into an Executive Severance Benefits Agreement with each of our NEOs. These agreements provide that, upon an involuntary termination of the executive, or a termination by the executive for good reason (a “covered termination”) that occurs during the period three months before and 12 months following a change in control of the Company (such period, the “change in control period”), each executive will be eligible to receive certain payments and benefits, with a decreased level of payments and benefits if the termination occurs at a time other than during the change in control period.  These payments and benefits are described in more detail below. Our Compensation Committee and our Board consider these agreements to provide valuable benefits to the company, by encouraging focus, stability and retention within our executive team during potentially disruptive corporate transactions.

Payments and Benefits Upon Any Covered Termination

Subject to the executive’s execution and non-revocation of a waiver and release of claims in favor of the Company, the following payments and benefits would be made upon a covered termination:

•

A cash amount equal to one twelfth of the aggregate amount of such executive officer’s annual base salary multiplied by 24 for the Chief Executive Officer and by 15 for the other NEOs (or, in the case of a covered termination outside the change in control period, by 15 for the Chief Executive Officer, by 12 for Executive Vice Presidents and by 6 for Senior Vice Presidents and Vice Presidents), which will be paid over the relevant number of months immediately following the termination date, respectively; and

•

Health insurance premiums under our group health insurance plans as provided under COBRA, until the earlier of (i) 24 months after termination of employment for Mr. Garland and 15 months for the other NEOs (or, in the case of a covered termination outside the change in control period, 15 for the Chief Executive Officer, 12 months for Executive Vice Presidents and 6 months for Senior Vice Presidents and Vice Presidents), (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer, and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

Payments and Benefits Only Upon Covered Termination during Change in Control Period

In addition, in the event of a covered termination during the change in control period (a) the executive will be paid a pro rata target bonus (equal to one twelfth of the pro rata bonus multiplied by the number of months in the severance period); and all (b) outstanding options and other equity awards will be accelerated in full.

Related Definitions

For purposes of these agreements, the term “change in control” means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach  by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Offer Letters

We signed offer letters with each of the executive officers in connection with his or her employment with us. In 2018 we entered into offer letters with Mr. Garland, Mr. Moriarty, Mr. Brame and Mr. Meyer. These letters provided for “at will” employment and set forth the initial terms and conditions of employment of each NEO, including initial base salary, target annual bonus opportunity, standard employee benefit plan participation, initial equity grant and vesting provisions with respect to the initial equity grant, all as elsewhere described in this Compensation Discussion & Analysis. These offer letters were each accompanied by our standard confidential information and invention assignment agreement.

In addition to the base salaries, target bonuses and equity awards set forth in the offer letters and already described above:

•	The offer letters with Mr. Garland and Mr. Moriarty provide for a signing bonus of $200,000, less applicable withholding. The executive is required to repay this bonus to the Company in full if his employment terminates for any reason in his first year of employment, and is required to repay half of the bonus if his employment terminates for any reason in his second year of employment, in each case other than a covered termination giving rise to severance benefits under his executive severance benefits agreement.

•

The offer letters with Mr. Meyer and Mr. Brame each provide for a signing bonus of $75,000, less applicable withholding.  The executive is required to repay this bonus to the Company in full if his employment terminates for any reason in his first year of employment, and is required to repay half of the bonus if his employment terminates for any reason in his second year of employment.

Enhanced Severance Agreements

In June 2018, we entered into agreements with Mr. Moriarty, Mr. Brame, Mr. Meyer, Ms. Dier and Dr. Curnutte that provide enhanced severance benefits that would be paid in addition to the severance that they are each entitled to under the terms of their existing Executive Severance Benefits Agreements. The agreements provide that if their employment is terminated without cause or they resign for good reason (each as defined in the agreements) during the one-year period following the commencement of service of the new Chief Executive Officer, that they would receive acceleration of vesting with respect to those equity awards that would have vested had they remained employed for an additional year.

In addition, if Ms. Dier, Dr. Curnutte, Mr. Brame or Mr. Meyer resign for any reason within one year of the commencement of service of the new Chief Executive Officer, they will receive full acceleration of the vesting of all earned but unvested performance-based restricted stock, although Messrs. Brame and Meyer have not yet earned any such awards. If either Mr. Moriarty or Mr. Meyer resigns for any reason during this one-year period, he will not be required to repay his sign-on bonus as would have otherwise been required under the terms of his offer letter.

Consulting Agreement with Mr. Lis

On June 3, 2018, the Company entered into a Transition, Separation and Consulting Agreement (the “Transition Agreement”) with Mr. Lis. The Transition Agreement superseded and replaced Mr. Lis’ employment offer letter. The Transition Agreement provided that effective June 3, 2018, Mr. Lis would begin transitioning to his retirement from the Company effective August 1, 2018 (the “Transition Period”). During the Transition Period, Mr. Lis continued to serve as the Chief Executive Officer and received pay and benefits on the same terms as in effect prior to the Transition Period.

The Transition Agreement provided that so long as Mr. Lis was not involuntarily terminated for cause, as defined in the Executive Severance Benefits Agreement, and executed a supplemental separation date release agreement upon his Separation Date (as defined in the Transition Agreement), Mr. Lis would receive a severance benefit of 15 months base salary, paid over the 15 months immediately following his Separation Date (the “Severance Benefit Period”). In addition, provided that Mr. Lis timely elects continuation of coverage under COBRA, the Company will pay premiums for continued health, dental or vision plan coverage for Mr. Lis and his dependents during the Severance Benefit Period. Mr. Lis met the conditions to commence receipt of these payments, which are currently being paid.

Additionally, the Transition Agreement provides that if Mr. Lis remains in compliance with the terms of the Transition Agreement and executes a release as of his separation date, then the Company will engage him as a consultant to provide ongoing consulting services at a rate of $8,227.08 per month from his Separation Date through June 30, 2020 (the “Consulting Period”).  During the Consulting Period, Mr. Lis agrees not to engage in conduct that is detrimental to the interests of the Company and not to engage in any conflicting services, as defined in the Transition Agreement. Additionally, during the Consulting Period, the equity awards granted to Mr. Lis during his employment will continue to vest under the existing terms set forth in the governing equity agreements.

Other Executive Compensation Policies

Policy Against Hedging and Pledging. We maintain an Insider Trading and Trading Window Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.  The policy does not provide for exceptions from these rules.

Equity Grant Timing. Our long-term equity incentive awards are granted from our 2013 Equity Incentive Plan or our Inducement Plan. We generally grant stock options to newly hired employees shortly after the employee’s start date, and subject to prior approval of the Compensation Committee or our Equity Award Grant Committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each year at a meeting of our Compensation Committee. We do not time the granting of equity awards to coordinate with the release of material non-public information.

Stock Ownership Requirements. During 2018, we established stock ownership requirements for our directors, NEOs and other Section 16 officers as follows:

•	Our Chief Executive Officer is required to own that number of shares of Portola stock with an aggregate market value of at least three times his annual base salary.

•	Each of our NEOs and other Section 16 officers are required to own that number of shares of Portola stock with an aggregate market value of at least the amount of their respective annual base salary.

•	Each of our non-employee directors is required to own that number of shares of Portola stock equal to at least three times the amount of their annual cash retainer.

Risk Mitigation. As described below under “Risk Analysis of our Compensation Plans,” we undertake a regular risk analysis relating to our compensation policies and practices, and our executive compensation programs include controls that promote a responsible and balanced risk profile.

Multiple metrics across cash and equity incentive plans.  These metrics are balanced and weighted so as not to encourage focus on a single metric to the exclusion of others.

Caps on payouts under our annual and longer-term incentive award programs.  Our annual and longer-term incentive award programs are not structured in such a way as to provide unlimited payouts.

Tax Treatment of Compensation. Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees. Compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code has generally been exempt from this limitation. However, in connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Company is continuing to closely monitor guidance from the Internal Revenue Service regarding the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the scope of this transition relief. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Considerations. The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Compensation Recovery Policy. As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, in 2018 we adopted an Incentive Compensation Recoupment Policy which provides that, in the event that we determine that we must restate our financial results to correct an accounting error due to material noncompliance with a financial reporting requirement, we will seek to recover, at the direction of the Compensation Committee, incentive compensation (cash and equity-based) awarded or paid within one year following the filing of the financial report giving rise to the restatement.  The affected compensation is the compensation paid or awarded to a covered officer whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period, if a lower award or payment would have been made to the covered officer based upon the restated financial results.  Covered officers include current executive officers and individuals who were executive officers at the relevant time relating to the restatement.

Risk Analysis of Our Compensation Plans. Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management. Based on this assessment, as well as Radford’s holistic review of all company compensation programs, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us in the future.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee hereby recommends that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John H. Johnson, Chairman
Dennis M. Fenton, Ph.D.
Hollings C. Renton

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Portola Pharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table for Fiscal 2018

The following table shows compensation awarded to or paid to, or earned by, our principal executive officer, our principal financial officer (who also served as Interim Co-President during 2018), Dr. Curnutte, who served as an Interim Co-President during 2018, our three other most highly compensated executive officers for the fiscal year ended December 31, 2018 and our former principal executive officer who served in that capacity for a portion of 2018. We refer to these executive officers in this proxy statement as our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Scott Garland	2018	$144,631	$200,000	(3)	$2,461,250		$2,889,625	$70,400	$3,125	(7)	$5,769,031
President and Chief Executive Officer(11)

Mardi C. Dier	2018	505,000	—		545,169	(4)	1,264,987	197,800	8,250	(7)	2,521,206
Executive Vice President,	2017	427,222	44,300		798,125		959,013	230,700	8,100		2,467,460
Chief Financial and Business Officer(12)	2016	412,775	80,000		1,307,075		1,533,984	92,874	7,950		3,434,658

John T. Curnutte, M.D., Ph.D.,	2018	461,116	—		448,963	(5)	1,041,754	195,700	42,208	(8)	2,189,741
Executive Vice President,	2017	417,723	30,000		638,500		767,210	240,608	39,013		2,133,054
Research and Development(12)	2016	430,504	—		818,300		959,567	96,863	37,170		2,342,404

John B. Moriarty, Jr. J.D.	2018	403,525	200,000	(3)	816,500		2,406,788	127,300	366,157	(9)	4,320,270
Executive Vice President, General Counsel and Secretary(13)

Glenn Brame	2018	207,692	75,000	(3)	944,250		1,944,040	58,300	—		3,229,282
Executive Vice President, Chief Technical Operations Officer(14)

Ernie Meyer	2018	156,153	75,000	(3)	895,500		1,534,610	48,600	127,499	(9)	2,837,362
Executive Vice President, Chief Human Resources Officer(15)

William Lis	2018	420,717	—		1,282,750	(6)	2,976,440	290,200	296,199	(10)	5,266,306
Former Chief Executive Officer(16)	2017	550,000	—		1,755,875		2,109,828	462,000	8,100		4,885,803
	2016	530,000	—		2,834,213		3,327,192	185,500	7,950		6,884,855

(1)

These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	This amount represents a cash bonus based on the achievement of 2018 performance goals.
(3)	This amount represents a sign-on bonus.
(4)

The stock awards value assuming the highest level of performance would be $892,181. 10,625 shares of performance-based restricted stock units received by Ms. Dier had a grant date fair value of zero because the probability of achieving the performance conditions at the time of grant was improbable.

(5)

The stock awards value assuming the highest level of performance would be $734,738. 8,750 shares of performance-based restricted stock units received by Dr. Curnutte had a grant date fair value of zero because the probability of achieving the performance conditions at the time of grant was improbable.

(6)

The stock awards value assuming the highest level of performance would be $2,099,250. 25,000 shares of performance-based restricted stock units received by Mr. Lis had a grant date fair value of zero because the probability of achieving the performance conditions at the time of grant was improbable.

(7)	Consists of the Company match contributed to each NEO’s 401(k) plan.
(8)	Consists of the Company match contributed to Dr. Curnutte’s 401(k) plan and $33,958 paid to Dr. Curnutte in lieu of his participation in our medical benefits program.
(9)	This amount represents a relocation assistance benefit which included a tax gross-up of $118,260 for Mr. Moriarty and $59,311 for Mr. Meyer.
(10)	Consists of the Company match contributed to Mr. Lis’s 401(k) plan, $246,813 paid to Mr. Lis for severance and $41,136 paid to Mr. Lis for his consulting services.
(11)	Mr. Garland commenced employment with the Company in October 2018.
(12)

Ms. Dier and Dr. Curnutte were appointed as interim Co-Presidents of the Company as of June 3, 2018. Effective October 8, 2018, the Board appointed Mr. Garland President and Chief Executive Officer, and Dr. Curnutte and Ms. Dier ended their respective roles as Interim Co-Presidents.

(13)	Mr. Moriarty commenced employment with the Company in March 2018.
(14)	Mr. Brame commenced employment with the Company in June 2018.
(15)	Mr. Meyer commenced employment with the Company in August 2018.

(16)   On June 3, 2018, Mr. Lis notified our Board of his decision to retire as our Chief Executive Officer and a member of the Board, effective August 1, 2018.  During the period prior to August 1, 2018, he remained our Chief Executive Officer.  Mr. Lis entered into a letter agreement pursuant to which he will provide transition and consulting services to the Company from August 1, 2018 through June 30, 2020.

Grants of Plan-Based Awards in Fiscal 2018

The following table shows certain information regarding grants of plan-based awards to the NEOs for the fiscal year ended December 31, 2018:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Units of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Scott Garland	10/31/18	$100,600	—		250,000	(5)	$19.69	$2,889,625
	10/31/18	—	125,000	(2)	—		—	2,461,250
Mardi C. Dier	1/31/18	282,600	—		42,500	(6)	51.31	1,264,987
	1/31/18	—	10,625	(3)	—		—	545,169
	3/29/18	—	10,625	(4)	—		—	—
John T. Curnutte, M.D., Ph.D.	1/31/18	279,600	—		35,000	(6)	51.31	1,041,754
	1/31/18	—	8,750	(3)	—		—	448,963
	3/29/18	—	8,750	(4)	—		—	—
John B. Moriarty, Jr.	3/30/18	181,800	—		125,000	(5)	32.66	2,406,788
	3/30/18	—	25,000	(2)	—		—	816,500
Glenn Brame	6/29/18	83,300	—		87,500	(5)	37.77	1,944,040
	6/29/18	—	25,000	(2)	—		—	944,250
Ernie Meyer	8/31/18	69,400	—		87,500	(5)	29.85	1,534,610
	8/31/18	—	30,000	(2)	—		—	895,500
William Lis	1/31/18	414,600	—		100,000	(6)	51.31	2,976,440
	1/31/18	—	25,000	(3)	—		—	1,282,750
	3/29/18	—	25,000	(4)	—		—	—

(1)

The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2018 performance goals. No minimum threshold amount or maximum amount beyond the target amount was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

Time-based vesting restricted stock units were granted pursuant to the 2017 Inducement Plan. The right to receive the shares underlying the grant vest as to 1/3rd of the shares in equal annual installments over three years with the first installment vesting on October 31, 2019 for Mr. Garland, on March 1, 2019 for Mr. Moriarty and on September 1, 2019 for both Mr. Brame and Mr. Meyer. Vesting is contingent upon continuous service. The grants for Mr. Garland, Mr. Moriarty, Mr. Brame and Mr. Meyer were issued pursuant to the 2017 Inducement Plan.

(3)

Time-based vesting restricted stock units were granted pursuant to the 2013 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/3rd of the shares in equal annual installments over three years commencing on March 1, 2018. Vesting is contingent upon continuous service.

(4)

Performance-based restricted stock units were granted pursuant to the 2013 Equity Incentive Plan. The right to receive the shares underlying the grant vest according to the description set forth in the “Long-Term Equity Incentive Compensation” subsection of the Compensation Discussion and Analysis above. The number of shares reflects 100% of the shares that are eligible for vesting, assuming the full achievement of the performance goal. The awards subject to performance conditions are measured based on the probability assessed at the grant date which was zero. The performance based stock awards value assuming the highest level of performance would be $347,013 for Ms. Dier, $285,775 for Dr. Curnutte and $816,500 for Mr. Lis.

(5)

The options were granted pursuant to the 2017 Inducement Plan. They have a four-year vesting period, with 25% of the shares vesting on the first anniversary of the commencement of employment and 75% vesting ratably monthly for 36 months.

(6)	The options were granted pursuant to the 2013 Equity Incentive Plan. They have a four-year vesting period, vesting ratably monthly for 48 months.
(7)	The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We entered into offer letters with each of our NEOs in connection with his or her employment with us. These offer letters each provide for “at will” employment and set forth the initial terms and conditions of employment of each NEO, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and initial equity awards. Commencement of employment by each NEO was also subject to execution of our standard confidential information and invention assignment agreement.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation consists of cash bonuses paid to our NEOs in 2019 based on the achievement of performance goals during 2018. Whether a NEO earns his or her target bonus, or any portion thereof, is determined by the Board, in its sole discretion, based upon its assessment of performance against the performance goals for the applicable calendar year. These cash bonuses are generally paid within the first quarter of the calendar year based on the prior year’s performance.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. For 2018, the annual total compensation of our Chief Executive Officer was $6,285,250, for purposes of this disclosure, and the compensation of our median employee was $293,059, resulting in a pay ratio of approximately 21 to 1.

The annual total compensation for our Chief Executive Officer in the pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table.  Specifically, our Chief Executive Officer on the determination date, December 31, 2018 was Scott Garland, who has served the company in that capacity since October 2018.  Because Mr. Garland did not serve as Chief Executive Officer for the full year, we adjusted his annual total compensation for 2018 from $5,769,031 to $6,285,250 in order to estimate the compensation that he reasonably would have received if he had served as Chief Executive Officer for all of 2018.  We calculated this adjustment by increasing the amount of his salary and non-equity incentive plan compensation from $215,031 to $931,250 and by subtracting his $200,000 sign on bonus.

Consistent with the process disclosed in the prior year, for 2018, we identified the median employee as of December 31st by aggregating for each employee employed on this date (i) annual base salary for salaried employees or wages multiplied by estimated work schedule for hourly employees, (ii) target incentive compensation for 2018, and (iii) estimated fair value of any equity awards granted during 2018. As with 2017, we chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at the Company. We then ranked this compensation measure for our employees from lowest to highest. This calculation was performed for all of our employees who were employed on December 31, 2018, excluding Mr. Garland. At the end of fiscal year 2018, we calculated the final fiscal year 2018 total compensation for the previously selected median employee and this employee's compensation was determined to be anomalous. Accordingly, we exercised discretion permitted by SEC rules to select an alternate median employee, whose compensation was viewed to be more representative of employees at or near the median. The selected employee was located within two individuals of the identified median employee, based on the consistently applied compensation measure discussed above. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Mr. Garland’s compensation for purposes of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Executive Severance Benefits Agreements

We have entered into an Executive Severance Benefits Agreement with each of our NEOs that contain severance provisions providing for continued payment of salary, pro-rata bonus payments, and provision of certain benefits for a specified period of time in connection with their termination of employment under various circumstances, including involuntary termination by us, termination by the employee for good reason. The actual amounts that would be paid or distributed to an eligible executive officer as a result of a termination of employment occurring in the future may be different than those described below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the executive officer’s base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, we may mutually agree with the executive officers to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each executive officer is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Severance Payments

To receive any of the severance benefits under these agreements, the executive officer would be required to execute a release of claims against us and comply with further cooperation, and confidentiality provisions.

In the event of either (i) a termination for reasons other than “cause” and other than as a result of death or disability, provided such termination of employment also constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), which termination we refer to as a Covered Termination, or (ii) a termination without “cause” by us or an executive officer’s resignation for “good reason” at any time during the period that is within three months prior to or 12 months following a “change in control” of Portola, which termination we refer to as a Covered Termination Following a Change in Control, such executive officer is eligible to receive the following payments and benefits:

•

a cash amount equal to the product of such executive officer’s annual base salary and the number of months in the applicable severance period under the agreement (such periods ranging from 6 to 18 months, or the Applicable Severance Period), such executive officer’s annual pro-rata bonus multiplied by the number of months in the Applicable Severance Period, each of which shall be paid over the Applicable Severance Period following the termination date; and

•

health insurance premiums under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earlier of (i) the end of the Applicable Severance Period, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

Acceleration of Equity Awards

In the event of a Covered Termination Following a Change in Control, the vesting and exercisability of all outstanding options to purchase our common stock, restricted stock units, and performance stock units (or stock appreciation rights or other rights with respect to stock of the Company, including restricted stock units and performance stock units, issued pursuant to any equity incentive plan of the Company) held by an eligible executive officer will be accelerated in full.

For purposes of these agreements, the term “change in control” (“CIC”) means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Enhanced Severance Agreements

In June 2018, we entered into agreements with Mr. Moriarty, Mr. Brame, Mr. Meyer, Ms. Dier and Dr. Curnutte that provide enhanced severance benefits that would be paid in addition to the severance that they are each entitled to under the terms of their existing Executive Severance Benefits Agreements. The agreements provide that if their employment is terminated without cause or they resign for good reason (each as defined in the agreements) during the one-year period following the commencement of service of the new Chief Executive Officer, that they would receive acceleration of vesting with respect to those equity awards that would have vested had they remained employed for an additional year.

In addition, if Ms. Dier, Dr. Curnutte, Mr. Brame or Mr. Meyer resign for any reason within one year of the commencement of service of the new Chief Executive Officer, they will receive full acceleration of the vesting of all earned but unvested performance-based restricted stock, although Messrs. Brame and Meyer have not yet earned any such awards. If either Mr. Moriarty or Mr. Meyer resigns for any reason during this one-year period, he will not be required to repay his sign-on bonus as would have otherwise been required under the terms of his offer letter.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our NEOs would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs on December 31, 2018.

The amounts in the following table assume that the NEOs terminated employment effective December 31, 2018 pursuant to the indicated events. The closing price of our common stock on that date was $19.52. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation. The amounts in the following table do not include amounts earned or benefits accrued due to continued service by the NEOs through December 31, 2018, such as vested stock options, or amounts the NEOs were eligible to receive under our annual bonus plan with respect to fiscal 2018 performance which was paid in fiscal 2019.

Name	Event	Cash Severance ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)(2)		Total ($)
Scott Garland	Voluntary/For Cause Termination	$—	$—	$—		$—
	Not for Cause Termination	781,250	53,323	—		834,573
	CIC Termination	2,125,000	85,317	2,440,000		4,650,317

Mardi C. Dier	Voluntary/For Cause Termination	—	—	155,848	(3)	155,848
	Not for Cause Termination	505,000	42,659	521,828		1,069,487
	CIC Termination	915,313	53,323	927,688		1,896,324

John T. Curnutte,	Voluntary/For Cause Termination	—	—	125,670	(3)	125,670
M.D., Ph.D.	Not for Cause Termination	461,116	42,659	369,670		873,444
	CIC Termination	835,773	53,323	701,490		1,590,586

John B. Moriarty, Jr.	Voluntary/For Cause Termination	—	—	—	(4)	—
	Not for Cause Termination	500,000	42,659	162,680		705,338
	CIC Termination	906,250	53,323	488,000		1,447,573

Glenn Brame	Voluntary/For Cause Termination	—	—	—		—
	Not for Cause Termination	400,000	42,659	162,680		605,338
	CIC Termination	725,000	53,323	488,000		1,266,323

Ernie Meyer	Voluntary/For Cause Termination	—	—	—	(4)	—
	Not for Cause Termination	420,000	42,659	195,200		657,859
	CIC Termination	761,250	53,323	585,600		1,400,173

(1)

COBRA rate is estimated to be $3,555 per month for each NEO.  Continuing coverage is available to Mr. Garland for up to 15 months under a not for cause termination, and up to 24 months under a Covered Termination following a Change in Control; for Ms. Dier and Messrs. Curnutte, Moriarty, Brame, and Meyer, up to 12 months under a not for cause termination, and up to 15 months under a Covered Termination following a Change in Control.

(2)

Pursuant to our Executive Severance Benefits Agreements, the vesting of all stock awards, including restricted stock units and performance stock units, and the vesting and exercisability of all outstanding options to purchase our common stock held by an eligible executive officer will be accelerated in full in the event of a Covered Termination Following a Change in Control. The dollar amounts in this column represents (i) the difference in the closing price of our common stock on December 31, 2018 ($19.52) with respect to the outstanding unvested and unexercisable option shares as of December 31, 2018, minus the exercise price of the outstanding unvested and unexercisable option shares, plus (ii) the closing price of our common stock on December 31, 2018 ($19.52) multiplied by the number of accelerated restricted stock units and performance stock units.
(3)

Under the terms of their enhanced severance agreements, if Ms. Dier or Dr. Curnutte resigns for any reason within one year of the commencement of service of Mr. Garland, they will receive full acceleration of vesting of all earned but unvested performance-based restricted stock.

(4)

Under the terms of their enhanced severance agreements, if Mr. Moriarty or Mr. Meyer resigns for any reason within one year of the commencement of service of Mr. Garland, they will not be required to repay his sign-on bonus as would have otherwise been required under the terms of his offer letter.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table shows certain information regarding outstanding equity awards for the NEOs at December 31, 2018.

		Option Awards								Stock Awards
															Equity
													Equity		Incentive
						Equity							Incentive		Plan Awards:
						Incentive							Plan Awards:		Market or
						Plan Awards:						Market	Number of		Payout value
						Number of				Number		Value of	Unearned		of Unearned
		Number of Securities				Securities				of Units		Units of	Shares, Units or		Shares, Units or
		Underlying Unexercised				Underlying		Option	Option	of Stock that		Stock that	Other Rights		Other Rights
		Options (#)				Exercisable		Exercise	Expiration	have not		have not	that have not		that have not
Name	Grant Date	Exercisable		Unexercisable		Options (#)		Price ($)	Date	vested (#)		vested ($)	vested (#)		vested ($)
Scott Garland	10/31/2018	—		250,000	(2)	—		$19.69	10/30/2028	125,000	(6)	$2,440,000	—		$—

Mardi C. Dier	11/6/2013	14,063		—		—		22.06	11/5/2023	—		—	—		—
	3/26/2014	44,765	(1)	—		—		25.08	3/25/2024	—		—	—		—
	5/30/2014	50		—		—		22.16	5/29/2024	—		—	—		—
	1/27/2015	54,833	(1)	1,167		—		29.72	1/26/2025	—		—	—		—
	1/27/2016	40,104	(1)	14,896		—		33.49	1/26/2026	4,583	(4)	89,460	—		—
	5/1/2016	—		—		21,667	(3)	23.76	4/30/2026	5,416	(5)	105,720	—		—
	1/30/2017	29,947	(1)	32,553		—		25.54	1/29/2027	10,416	(4)	203,320	7,813	(7)	152,510
	1/31/2018	9,739	(1)	32,761		—		51.31	1/30/2028	10,625	(4)	207,400	—		—
	3/29/2018	—		—		—		—	—	—		—	10,625	(8)	207,400

John T. Curnutte, M.D., Ph.D.	3/23/2011	1,918		—		—		8.50	3/22/2021	—		—	—		—
	3/8/2012	15,714		—		—		7.00	3/7/2022	—		—	—		—
	12/13/2012	24,148		—		—		9.50	12/12/2022	—		—	—		—
	3/26/2014	75,000	(1)	—		—		25.08	3/25/2024	—		—	—		—
	1/27/2015	45,041	(1)	959		—		29.72	1/26/2025	—		—	—		—
	1/27/2016	29,166	(1)	10,834		—		33.49	1/26/2026	3,333	(4)	65,060	—		—
	5/1/2016	—		—		8,334	(3)	23.76	4/30/2026	2,083	(5)	40,660	—		—
	1/30/2017	23,958	(1)	26,042		—		25.54	1/29/2027	8,333	(4)	162,660	6,250	(7)	122,000
	1/31/2018	8,020	(1)	26,980		—		51.31	1/30/2028	8,750	(4)	170,800	—		—
	3/29/2018	—		—		—		—	—	—		—	8,750	(8)	170,800

John B. Moriarty, Jr.	3/30/2018	—		125,000	(2)	—		32.66	3/29/2028	25,000	(6)	488,000	—		—

Glenn Brame	6/29/2018	—		87,500	(2)	—		37.77	6/28/2028	25,000	(6)	488,000	—		—

Ernie Meyer	8/31/2018	—		87,500	(2)	—		29.85	8/30/2028	30,000	(6)	585,600	—		—

William Lis	7/14/2010	53,797		—		—		9.00	7/13/2020	—		—	—		—
	3/23/2011	2,070		—		—		8.50	3/22/2021	—		—	—		—

2/27/2013	69,796		—	—		9.80	2/26/2023	—		—	—		—
3/26/2014	130,000	(1)	—	—		25.08	3/25/2024	—		—	—		—
1/27/2015	127,291	(1)	2,709	—		29.72	1/26/2025	—		—	—		—
1/27/2016	82,031	(1)	30,469	—		33.49	1/26/2026	9,375	(4)	183,000	—		—
5/1/2016	—		—	53,334	(3)	23.76	4/30/2026	13,333	(5)	260,260	—		—
1/30/2017	65,885	(1)	71,615	—		25.54	1/29/2027	22,916	(4)	447,320	17,188	(7)	335,510
1/31/2018	22,916	(1)	77,084	—		51.31	1/30/2028	25,000	(4)	488,000	—		—
3/29/2018	—		—	—				—		—	25,000	(8)	488,000

(1)	Annual option awards granted pursuant to the Company’s 2013 Equity Incentive Plan. These options vest in equal increments on a monthly basis over 48 months from January 1 of the year of grant.
(2)

Initial option award as an inducement to commence employment granted pursuant to the Company’s Inducement Plan. One quarter of these options vest on the one-year anniversary of commencement of employment. The remainder of these options vest on a monthly basis over 48 months thereafter.

(3)

Performance-based stock options granted pursuant to Portola’s 2013 Equity Incentive Plan. The number of performance-based stock options set forth in this table reflects (1) achievement of the two performance goals during 2017; betrixaban regulatory approval and an andexanet alfa manufacturing milestone, and (2) the cancellation of one-third of the original award for each NEO on December 31, 2016 due to andexanet alfa not being approved in 2016. All of the performance-based options set forth in this table were vested as of December 31, 2017.

(4)

Unvested portion of annual awards of restricted stock units granted pursuant to Portola’s 2013 Equity Incentive Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $19.52 per share, the closing price of Portola’s stock on December 31, 2018.

(5)

Unvested portion of the 2016 retention award of restricted stock units granted pursuant to Portola’s 2013 Equity Incentive Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $19.52 per share, the closing price of Portola’s stock on December 31, 2018.

(6)     Initial restricted stock unit award granted as an inducement to commence employment granted pursuant to the Company’s Inducement Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $19.52 per share, the closing price of Portola’s stock on December 31, 2018.

(7)

Performance stock units granted pursuant to the Company’s 2013 Equity Incentive Plan. These awards were earned 37.5% on May 19, 2018 based on achievement of the performance condition. These restricted stock units are subject to an additional one-year period of service and will vest 37.5% on May 19, 2019. The dollar amount is calculated based upon $19.52 per share, the closing price of Portola’s stock on December 31, 2018.

(8)

Performance stock units granted pursuant to the Company’s 2013 Equity Incentive Plan. These awards are described in more detail in the Compensation Discussion and Analysis section of this Proxy statement under the caption “Long-Term Equity Incentive Compensation”. The dollar amount is calculated based upon $19.52 per share, the closing price of Portola’s stock on December 31, 2018.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019 by: (i) each director and nominee for director; (ii) each NEO; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Beneficial owners affiliated with Wellington Management Group LLP(2)	9,123,766	12.8%
Beneficial owners affiliated with Cadian Capital Management, LP(3)	6,462,605	9.1%
Beneficial owners affiliated with The Vanguard Group(4)	5,773,562	8.1%
Beneficial owners affiliated with BlackRock, Inc.(5)	5,326,939	7.5%
Beneficial owners affiliated with Temasek Holdings Pte Ltd(6)	5,174,168	7.3%
Beneficial owners affiliated with State Street Corporation(7)	3,868,234	5.4%
William Lis(8)	346,588	*
Mardi C. Dier(9)	291,279	*
John T. Curnutte, M.D., Ph.D.(10)	287,124	*
John B. Moriarty, Jr.(11)	38,911	*
Scott Garland(12)	5,016	*
Ernie Meyer(13)	4,800	*
Glenn Brame(14)	2,500	*
Jeffrey W. Bird, M.D., Ph.D.(15)	1,475,666	2.1%
Charles J. Homcy, M.D.(16)	377,475	*
Hollings C. Renton(17)	79,601	*
H. Ward Wolff(18)	76,887	*
John H. Johnson(19)	55,500	*
Laura Brege (20)	45,500	*
Dennis Fenton(21)	45,500	*
David C. Stump(22)	45,500	*
All executive officers, directors and the former chief executive officer as a group (15 persons)(23)	3,177,847	4.5%

*	Less than one percent.
(1)

This table is based upon information supplied by officers and directors and by principal stockholders on Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of March 31, 2019. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 67,963,749 shares outstanding on March 31, 2019, adjusted as required by rules promulgated by the SEC.

(2)

According to the amended Schedule 13G filed with the SEC on February 12, 2019 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP: (i) Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 5,378,410 shares and shared dispositive power over 9,123,766 shares, and (ii) Wellington Management Company LLP has shared voting power over 5,192,397 shares and shared dispositive power over 8,531,354 shares. The address for each of the reporting entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)

According to the amended Schedule 13G filed with the SEC on February 13, 2019 by Cadian Capital Management, LP, Cadian Capital Management GP, LLC and Eric Bannasch, each of the aforementioned entities and person has shared voting power over 6,462,605 shares. The address for each of the reporting entities and person is c/o Cadian Capital Management, LP, 535 Madison Avenue, 36th floor, New York, NY 10022.

(4)

According to the amended Schedule 13G filed with the SEC on February 12, 2019 by the Vanguard Group and its affiliates, or Vanguard: (i) Vanguard has sole voting power over 130,960 shares and sole dispositive power over 5,640,524 shares, and (ii) Vanguard has shared voting power over 9,978 shares and shared dispositive power over 133,038 shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

According to the amended Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc. and its affiliates, or BlackRock, BlackRock has sole voting power over 5,162,731 shares and sole dispositive power over 5,326,939 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

According to the amended Schedule 13G filed with the SEC on February 14, 2019 by Temasek Holdings (Private) Limited, Temasek has shared voting and dispositive power over 5,174,168 shares. The address for Temasek Holdings (Private) Limited is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(7)

According to the amended Schedule 13G filed with the SEC on February 14, 2019 by State Street Corporation, State Street Corporation has shared voting power over 3,660,491 shares and shared dispositive power over 3,868,234 shares. The address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(8)	Represents 45,026 shares held directly by Mr. Lis and 301,562 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(9)	Represents 61,819 shares held directly by Ms. Dier and 229,460 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(10)	Represents 46,303 shares held directly by Dr. Curnutte, and 240,821 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(11)	Represents 4,536 shares held directly by Mr. Moriarty and 34,375 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(12)	Represents 5,016 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(13)	Represents 1,675 shares held directly by Mr. Meyer and 3,125 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(14)	Represents 2,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(15)

Represents 921,610 shares held by Sutter Hill Ventures, 449,053 shares held by Jeffrey W. Bird and Christina R. Bird as Trustees of Jeffrey W. and Christina R. Bird Trust, 45,402 shares held by NestEgg Holdings, LP, 9,000 shares held directly by Dr. Bird, and 50,601 shares issuable pursuant to stock options held directly by Dr. Bird exercisable within 60 days of March 31, 2019. Dr. Bird is a trustee of the Jeffrey W. and Christina R. Bird Trust, which is a general partner of NestEgg Holdings, LP, and a managing director of Sutter Hill Ventures. Dr. Bird may be deemed to share voting and investment powers for the shares identified in this footnote, and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.

(16)

Represents 286,874 shares held directly by Dr. Homcy, 70,601 shares issuable pursuant to stock options held directly by Dr. Homcy exercisable within 60 days of March 31, 2019, and 20,000 shares held by The Charles J. Homcy 2009 Grantor Retained Annuity Trust, for which Dr. Homcy holds voting or dispositive power.

(17)	Represents 9,000 shares held directly by Mr. Renton and 70,601 shares issuable pursuant to stock options held directly by Mr. Renton exercisable within 60 days of March 31, 2019.
(18)	Represents 15,766 shares held directly by Mr. Wolff and 61,121 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(19)	Represents 9,000 shares held directly by Mr. Johnson and 46,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(20)	Represents 9,000 shares held directly by Mrs. Brege and 36,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(21)	Represents 9,000 shares held directly by Mr. Fenton and 36,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.

(22)	Represents 9,000 shares held directly by Mr. Stump and 36,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019.
(23)

Represents 515,999 shares held by our current directors and executive officers, 1,216,961 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2019 and 1,436,065 shares held by entities affiliated with certain of our directors.

Option Exercises and Stock Vested in 2018

The following table shows certain information regarding option exercises and restricted stock units vested with respect to the NEOs during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mardi C. Dier	—	$—	60,068	$1,831,189
John T. Curnutte, M.D., Ph.D.	5,049	149,097	52,603	1,584,108
William Lis	113,539	2,302,565	126,223	3,865,970

(1)

The value realized on exercise is equal to the difference between the actual trading price of Portola’s common stock at the time of exercise and the option’s exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized on vesting is equal to the closing trading price of Portola’s common stock on the day of vesting multiplied by the number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding stock options, warrants and rights		(b) Weighted-average exercise price of outstanding stock options, warrants and rights		(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,768,349	(2)	$31.87	(4)	6,709,541	(5)(6)
Equity compensation plan not approved by security holders	1,036,179	(3)	40.76		1,246,421

(1)

The equity compensation plans are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The information in this table does not include time based restricted stock units.

(2)

As of December 31, 2018, there were 6,614,846 shares of common stock subject to outstanding stock options and 153,503 shares of common stock subject to outstanding grants of performance based stock units under the 2013 Plan and the 2003 Plan.

(3)	As of December 31, 2018, there were 1,036,179 shares of common stock subject to outstanding stock options under the Inducement plan.
(4)	The weighted-average exercise price does not take into account any outstanding grants of performance based stock units.
(5)	Includes 5,203,731 and 1,505,810 shares of common stock available for issuance under the 2013 Plan and the 2013 Employee Stock Purchase Plan, or 2013 ESPP, respectively, as of December 31, 2018.
(6)

The reserve for shares available under the 2013 Plan and the 2013 ESPP automatically increase on January 1st each year, by an amount equal to 5% and 2%, respectively, of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year, or by such lesser amount as approved by our Board. For 2018, 3,330,886 shares were automatically added to the number of shares available under our 2013 Plan. The Board did not, however, authorize an increase to the number of shares available under our 2013 ESPP. Shares subject to stock awards granted under our 2013 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2013 Plan. Additionally, shares issued pursuant to stock awards under our 2013 Plan that we repurchase or that are forfeited become available for future grant under our 2013 Plan.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that Ms. Dier and Messrs. Lis and Curnutte each filed a late Form 4 to report the vesting of performance stock units in July 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

Our Board has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

Other than compensation arrangements, which are described elsewhere in this proxy statement, we describe below transactions and series of similar transactions, since January 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement that provides Maxwell (Mauritius) Pte Ltd, a holder of more than 5% of our capital stock, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Portola stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations,

Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080 or contact Investor Relations at (650) 246-7000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John B. Moriarty, Jr.

Executive Vice President, General Counsel and Secretary

April 19, 2019

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: General Counsel and Secretary, Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. Electronic copies of our Annual Report and all other filings with the SEC are also available in the investor relations section of our website at www.portola.com.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18320 1. Election of Class II directors to hold office until the 2021 Annual Meeting of Stockholders: O Dennis Fenton, Ph.D. O Charles Homcy, M.D. O David C. Stump, M.D. 2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. 5. To conduct any other business properly brought before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 20330303000000000000 7 060818 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF STOCKHOLDERS OF PORTOLA PHARMACEUTICALS, INC. June 8, 2018 FOR AGAINST ABSTAIN

PORTOLA PHARMACEUTICALS, INC. Proxy for Annual Meeting of Stockholders on June 8, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints William Lis, Mardi C. Dier and Michael Ouimette as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Portola Pharmaceuticals, Inc. held of record by the undersigned at the close of business on April 12, 2018 at the Annual Meeting of Stockholders to be held June 8, 2018 at 9:00 a.m. Pacific Time at 270 East Grand Avenue, South San Francisco, California 94080, and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1 14475 0